Exhibit 10.15

Second Amendment

February 13, 2004

Interactive Health LLC

3030 Walnut Avenue

Long Beach, California 90807

Re:                               Second Amendment (“Second Amendment”) to Interactive Health LLC Credit Agreement (as amended or otherwise modified from time to time, the “Credit Agreement”) dated as of December 30, 2003 by and between Interactive Health LLC (“Company”) and Comerica Bank (“Bank”)

Dear Ladies and Gentlemen:

The Bank has agreed to make certain amendments to the Credit Agreement as hereinafter set forth, but only on the terms and conditions set forth in this Second Amendment.

1.                                       The Bank agrees to amend the Credit Agreement as follows:

(a)                                  Clause (c) of the definition of “Eligible Inventory” in Section 1 of the Credit Agreement is hereby amended and restated as follows:

“(c) it is in the possession and control of Company and it is stored and held in facilities owned by Company or, if such facilities are not so owned, Bank is in possession of a Landlord Agreement, or a bailee agreement or other collateral access agreement, as the case may be, satisfactory to Bank with respect thereto, or it constitutes In Transit Inventory;”

(b)                                 Clause (i)(A) of the definition of “In Transit Inventory” in Section 1 of the Credit Agreement is hereby amended as follows:

“(A) which is in transit to the Company at sea or by inland waterway to or at a port in the United States so long as, with respect to such Inventory, the Bank shall have been named loss payee on the Company’s Ocean Cargo Marine or other applicable insurance policy, the applicable bill of lading shall run to the order of the Bank and shall promptly be furnished to the applicable freight forwarder and the Company shall use its reasonable best efforts to cause the applicable freight forwarder to deliver  in favor of the Bank an acknowledgment and lien waiver agreement in form and substance satisfactory to the Bank, provided, however, that so long as the freight forwarder is Nissin Group, the acknowledgment and lien waiver agreement shall not be required.”

(c)                                  The following definitions are hereby added to Section 1 of the Credit Agreement as follows:

“Acquisition Documents” shall mean the Stock Purchase Agreement by and among the Company, Holdings and the certain direct and indirect stockholders of Holdings named therein dated as of July 30, 2003, as amended or otherwise modified from time to time, subject to the terms hereof, including all schedules and exhibits attached thereto.

“Landlord Agreement” shall mean that certain Landlord Agreement, in form and content of Exhibit I of this Agreement, executed and delivered by the applicable lessor of real property on which Collateral is stored or otherwise located, and acknowledged by the Company.

(d)                                 Section 2.3(g) of the Credit Agreement is hereby amended by renumbering the existing clause (v) therein as clause (vi) and inserting the following as the new clause (v):

“(v) all rent (including any rent due for the month in which such Advance is to be made) and other obligations due and owing to the landlord under the lease agreement for the property located at 3030 Walnut Avenue, Long Beach, California, have been paid in full; and”

(e)                                  Section 4.1(c) of the Credit Agreement is hereby amended and restated as follows:

“(c)        Subject to the terms and conditions of this Agreement, on the Closing Date, Bank shall issue the Wells Fargo Letters of Credit to support the Wells Fargo L/Cs, provided that the Company execute and deliver unto Bank Letter of Credit Agreements and such other documentation as Bank may reasonably require.  No Wells Fargo Letter of Credit shall be issued on any day other than the Closing Date or shall have an expiry date that extends beyond August 26, 2004.”

(f)                                    Section 7.11 of the Credit Agreement is hereby amended and restated as follows:

“7.11  No Investment Company or Margin Stock.  None of the Loan Parties nor any of their respective Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. None of the Loan parties nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve

System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.”

(g)                                 Section 8.1(c) of the Credit Agreement is hereby amended and restated as follows:

“(c)        within twenty (20) days after and as of the end of each month, including the last month of each fiscal year, (i) a monthly aging of Company’s Accounts, (ii) a monthly aging of Company’s accounts payable, (iii) an inventory report in form satisfactory to Bank, which shall include a notification of any change in the location of any Inventory (other than Inventory in transit and Inventory sold by the Company or any of its Subsidiaries  in accordance with Section 9.2 of the Credit Agreement and any other Inventory which does not have a fair market value in excess of $100,000 individually or in the aggregate) or Equipment (other than trailers, rolling stock, vessels, aircrafts and vehicles and Equipment sold by the Company or any of its Subsidiaries  in accordance with Section 9.2 of the Credit Agreement and any other Equipment which does not have a fair market value in excess of $100,000 individually or in the aggregate), (iv) a Borrowing Base Certificate,(v) a certification from the Company that all rent (including any rent due for the month in which such certificate is delivered) and other obligations due and owing to the landlord under the lease agreement for the property located at 3030 Walnut Avenue, Long Beach, California, have been paid in full and (vi) a listing of all outstanding Letters of Credit and Acceptances, in each case in form acceptable to Bank, and in each case, accompanied, if so requested by Bank, by supporting detail reasonably acceptable to Bank;”

(h)                                 The postamble to Section 8.1 of the Credit Agreement is hereby amended and restated as follows:

“all such financial statements required to be delivered under this Section 8.1 to be complete and correct in all material respects as of the date when made and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and consistent with prior periods (except as approved by such officer and disclosed therein and except in the case of monthly financial statements, for the absence of footnotes).”

(i)                                     Section 8.16(b) of the Credit Agreement is hereby amended and restated as follows:

“(b) with respect to real property located in the United States that is:  (i) owned or otherwise acquired by the Company or any other Loan Party after the Closing Date, not later than sixty (60) days after such property is acquired, the Company shall execute or cause to be executed a Mortgage covering such property, together with such real estate documentation listed on Schedule 8.16 hereto; and (ii) leased by the Company or any Subsidiary after the Closing Date, not later than thirty (30) days after the execution of the applicable lease, the Company shall execute and deliver or cause to be executed and delivered, a Landlord Agreement, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Bank, and the Company shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the liens granted under this Section 8.16.”

(j)                                     The brackets surrounding the reference to “[board of directors]” in Section 9.8 of the Credit Agreement are hereby deleted.

(k)                                  Section 9.13 of the Credit Agreement is hereby amended and restated as follows:

“9.13  Amendment to Certain Agreements.  Make, permit or consent to any amendment or other modification to the constitutional documents of any of the Loan Parties, any documents delivered in connection with any Permitted Acquisition or any of the Acquisition Documents, except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Banks as creditor under this Agreement, the other Loan Documents or any other document or instrument in any respect and (iii) could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Company may amend the Acquisition Documents with the prior written consent of Bank.”

(l)                                     Section 10.1(d) of the Credit Agreement is hereby amended and restated as follows:

“(d) default in the observance or performance of any of the other conditions, covenants or agreements of Company set forth in this Agreement or in any of the other Loan Documents, and continuance thereof for a period of thirty (30) days following the earlier to occur of (i) the obtaining of actual knowledge by the Company or any other Loan Party of such default or (ii) the receipt of written notice by Company or any other Loan Party of such default;”

(m)                               Section 10.1(e) of the Credit Agreement is hereby amended and restated as follows:

“(e)        any representation or warranty made by Company or any other Loan Party herein or in any instrument submitted pursuant hereto or in any other Loan Document  proves untrue in any material adverse respect when made or deemed made;”

(n)                                 Section 10.1(g) of the Credit Agreement is hereby amended and restated as follows:

“(g) default in the payment of any other obligation of Company or any other Loan Party for borrowed money in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) individually or in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure (not to exceed 30 days), if any, or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) individually or in the aggregate when due (whether by acceleration or otherwise) which is sufficient to permit any holder thereof to (i) accelerate the maturity of such obligation or (ii) require the purchase or repayment of such obligation before its regular maturity date or before its regularly scheduled dates of payment;”

(o)                                 Section 10.1(j) of the Credit Agreement is hereby amended and restated as follows:

“(j) (i) Whitney shall fail to own, directly or indirectly, at least fifty percent (50%) by value and by voting of the aggregate ownership interests of the Holdings or (ii) the occurrence of a Change of Control (as defined in the notes issued in connection with the Investor Subordinated Debt Documents);”

(p)                                 The following is hereby added as Section 11.20 of the Credit Agreement:

“11.20   Confidentiality.  Bank agrees that it will not disclose without the prior consent of the Company any information with respect to the Loan Parties, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that the Bank may disclose any such information (a) to its Affiliates, and their respective partners, directors, officers, employees, agents, advisors, auditors, counsel and other representatives, (b) as has become generally available to the public or has been lawfully obtained by the Bank from any third party under no duty of confidentiality to any Loan Party, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over the Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to the Bank, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, any of its rights and obligations under this Agreement, provided, for purposes of this subclause (e), that each such Person executed a confidentiality agreement on terms substantially the same as those of this Section 11.20.  Notwithstanding anything herein to the contrary, the parties (and their Affiliates and respective partners, directors, officers, employees, agents, advisors, counsel and other representatives) may disclose to any and all Persons, without limitation of any kind, “tax treatment” and “tax structure,” in each case within the meaning of I.R.C. Regulation Section 1.6011-4, of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are obtained by any such party relating to such tax treatment and tax structure, to the extent required to be disclosed pursuant to such regulation or the Internal Revenue Code, provided, however, that no party (and none of their respective, Affiliates and respective partners, directors, officers, employees, agents, advisors, counsel and other representatives) shall disclose any other information that is not relevant to understanding the “tax treatment” and “tax structure” of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.”

(q)                                 New Exhibit I (Landlord Agreement) is hereby added to the Credit Agreement in the form attached to this Second Amendment as Attachment 1.

2.                                       Except as specifically set forth above, this Second Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement (including without limitation all conditions and requirements for Advances and any financial covenants), any of the Revolving Credit Notes issued thereunder or any of the other Loan Documents.  Nor shall this Second Amendment constitute a waiver or release by the Bank of any right, remedy, Default or Event of Default under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Revolving Credit Notes issued thereunder or any of the other Loan Documents. Furthermore, this Second Amendment shall not affect in any manner whatsoever any rights or remedies of the Bank with respect to any other non-compliance by the Company with the Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction.

3.                                       Company and each of the undersigned Loan Parties, as applicable, hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution and delivery of this Second Amendment and the other Loan Documents required to be delivered hereunder, and the performance by the Loan Parties of their respective obligations under the Credit Agreement as amended hereby (herein, as so amended, the “Amended Credit Agreement”) are within such undersigned’s powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation or bylaws or other organic documents of the parties thereto, as applicable, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Second Amendment, of any governmental body, agency or authority, and the Amended Credit Agreement and the other Loan Documents required to be delivered hereunder will constitute the valid and binding obligations of such undersigned parties enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the continuing representations and warranties set forth in Sections 7.1 through 7.14, inclusive, of the Amended Credit Agreement are true and correct on and as of the date hereof (except to the extent such representations specifically relate to an earlier date), and (c) after giving effect to this Second Amendment, no Default or Event of Default shall have occurred and be continuing.

4.                                       Company and each other Loan Party hereby acknowledges and agrees that this Second Amendment and the amendments contained herein do not constitute any course of dealing or other basis for altering any obligation of the Company, any other Loan Party or any other party or any rights, privilege or remedy of the Bank under the Credit Agreement, any other Loan Document, any other agreement or document, or any contract or instrument.

5.                                       Except as specifically defined to the contrary herein, capitalized terms used in this Second Amendment shall have the meanings set forth in the Credit Agreement.

6.                                       This Second Amendment may be executed in counterpart in accordance with Section 11.11 of the Credit Agreement.

7.                                       This Second Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

Very truly yours,

COMERICA BANK

By:	/s/ Marc D. Adams

Its: Associate Comerica Bank Private Equity Group

ACKNOWLEDGMENTS

Acknowledged and agreed:	COMPANY:

INTERACTIVE HEALTH LLC

	By:	/s/ Thomas M. Dragotto

Its: Chief Financial Officer

Date: February 13, 2004

ACKNOWLEDGMENT OF HOLDINGS

The undersigned, an authorized officer of Interactive Health, Inc. (“Holdings”) hereby acknowledges on behalf of Holdings, that (a) Holdings executed a Parent Pledge Agreement (“Pledge”) dated as of February 13, 2004, pursuant to which Holdings pledged to the Bank all of the membership interests of the Company as security for the obligations of the Company under the Interactive Health LLC Credit Agreement dated as of December 30, 2003 (as previously amended, the “Credit Agreement”) by and between Interactive Health LLC (“Company”) and Comerica Bank (“Bank”) and (b) the Company and the Bank have executed a Second Amendment dated as of date hereof (the “Second Amendment”) to such Credit Agreement (the Credit Agreement as amended thereby, the “Amended Credit Agreement”). The undersigned hereby ratifies and confirms on behalf of Holdings, Holdings’ obligations under the Pledge and each other Loan Document to which it is a party, and agrees that the Pledge remains in full force and effect after giving effect to the effectiveness of the Second Amendment and that, upon such effectiveness, all references in such Amended Credit Agreement, the Pledge and each such other Loan Document to the “Credit Agreement” shall be references to the Amended Credit Agreement. Capitalized terms not otherwise defined herein will have the meanings given in the Amended Credit Agreement.  This acknowledgment shall be governed by and construed in accordance with the laws of, and be enforceable in, the State of Michigan.

Dated as of the 13th day of February, 2004.

INTERACTIVE HEALTH, INC., a Delaware corporation

By:	/s/ Thomas M. Dragotto

Its: Chief Financial Officer

ATTACHMENT 1

EXHIBIT I

LANDLORD AGREEMENT

THIS AGREEMENT, dated as of                          , 200   , by                                                      (hereinafter “Landlord”), in favor of COMERICA BANK, a Michigan banking corporation (hereinafter referred to as “Comerica”).

Recitals:

Landlord is the landlord under a certain lease (as at any time amended, the “Lease”) dated                   , 200    between Landlord and Interactive Health LLC, a Delaware limited liability company  (“Company”), covering certain business premises located at                                             , as more fully described in Exhibit A attached hereto (the “Leased Premises”).

Comerica has been requested to extend loans and other accommodations to Company, and, as a condition to extending such loans and other financial accommodations, Comerica has required that Company grant to Comerica a security interest in, among other things, all inventory, machinery, equipment, furniture and fixtures of Company, whether now owned or hereafter acquired and all substitutions and replacements thereof (“Collateral”), a portion of which Collateral is, or may be located from time to time on or about or affixed to the Leased Premises.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid to Landlord and in order to induce Comerica to extend financial accommodations to or for the benefit of Company in Comerica’s sole discretion, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby agrees with Comerica as follows:

1.                                       Landlord acknowledges the validity of Comerica’s security interest in all of the Collateral and agrees that Comerica’s security interests in the Collateral shall be superior to any interest which the Landlord may at any time have therein.  For so long as Comerica has a security interest in any of the Collateral, Landlord will not assert against any of the Collateral any statutory, common law, contractual or possessory lien, including, without limitation, any right of levy or distraint for rent, all of which Landlord hereby subordinates in favor of Comerica.

2.                                       Landlord agrees that the Collateral may be stored, utilized, and/or installed at the Premises and that none of the Collateral shall be deemed a fixture or a part of the Leased Premises, but shall at all times be considered personal property, whether or not any Collateral becomes so related to the real estate that an interest therein would otherwise arise under applicable law and Landlord disclaims any interest in the Collateral as fixtures.

3.                                       Landlord agrees that Comerica may enter upon the Leased Premises at any time or times, during normal business hours, to inspect or remove any of the Collateral therefrom, without charge.  Comerica shall repair any physical damage directly caused to the Leased Premises by such removal.  Landlord will not hinder Comerica’s actions in enforcing its liens and remedies with respect to the Collateral.  Landlord agrees that Comerica may conduct public or private sales of Collateral at the Leased Premises and that interested parties will be permitted access to the Leased Premises during normal business hours for the purpose of inspecting the Collateral prior to any such sale.

4.                                       Landlord will notify Comerica at One Detroit Center, 500 Woodward Avenue, MC 3265, Detroit, Michigan 48226, Attention:                                    , or at such other address as Comerica shall hereafter specify in writing, in the event that Company defaults in its obligations under the Lease, and Landlord shall allow Comerica, at Comerica’s option, without obligation, a period of fifteen (15) days from Comerica’s receipt of such notice in which to cure or cause Company to cure any defaults.  Landlord will permit the Collateral to remain on the Leased Premises for a period of up to ninety (90) days following receipt by Comerica of written notice from Landlord that Landlord has terminated the Lease and directing removal of the Collateral, subject, however, to the payment to Landlord by Comerica of the regular installments of rent due under the Lease for the period of time during which Comerica shall elect to use or occupy the Leased Premises or elect to keep the Collateral thereon without abandoning same, which rent shall be pro-rated on a per diem basis determined on a 30-day month.  Comerica shall not be deemed to have assumed nor shall it be liable for any unperformed or unpaid obligations of Company under the Lease, other than for the payment of rent described in the preceding sentence.

5.                                       Comerica’s right to use and occupy the Premises under Sections 3 and 4 of this Agreement shall be extended for the time period that Comerica is prohibited from foreclosing its security interest in the Collateral and Landlord is prohibited from removing same from the Leased Premises by virtue of any injunction or restraining order or by the imposition of the automatic stay arising from the commencement of bankruptcy by or against the Company, and during the period of any such prohibition Comerica shall not be obligated to pay any rent.

6.                                       This Agreement shall irrevocably remain in full force and effect until all obligations of Company to Comerica have been paid and satisfied in full and Comerica has terminated its financing agreements with Company.

7.                                       The provisions of this Agreement may not be modified or terminated orally, and shall be binding upon the successors, assigns and representatives of the Landlord, and upon any successor owner or transferee of the Leased Premises, and shall inure to the benefit of Comerica and its successors and assigns.  Landlord hereby waives notice of acceptance of this Agreement by Comerica.

8.                                       The laws of the State of Michigan shall govern the validity, interpretation and enforcement of this Agreement.

IN WITNESS WHEREOF, Landlord has executed this Agreement on the date first above written.

LANDLORD:

By:

Title:

EXHIBIT A